Free Writing Prospectus, dated November 17, 2025

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated November 17, 2025 filed pursuant to Rule 424(b)(3) under the Securities Act of 1933

Registration Statement Nos. 333-290112 and 333-290112-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on page 2 of this Preliminary Term Sheet.

SCE Recovery Funding LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$1,642,716,000 Senior Secured Recovery Bonds, Series 2025-A

Issuing Entity:	SCE Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Southern California Edison Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Citigroup Global Markets Inc. Barclays Capital Inc. RBC Capital Markets, LLC SMBC Nikko Securities America, Inc.

Co-Managers:

Academy Securities, Inc.

Amerivet Securities, Inc.

Cabrera Capital Markets LLC

CastleOak Securities, LP

Drexel Hamilton, LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

R. Seelaus & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026

Initial Fixed Recovery Charge as Percentage of Customer’s Bill:

While the initial fixed recovery charge will vary based on the FRC consumer class, the initial fixed recovery charge is expected to represent approximately 0.6%(2) of the total bill, as of October 1, 2025, received by a 500 kWh residential customer of SCE.

The estimated aggregate initial fixed recovery charge for (1) the bonds offered hereby and (2) the Prior Recovery Bonds outstanding is expected to represent approximately 1.1%(2) of the total electric bill, as of October 1, 2025, received by a 500 kWh residential consumer of SCE.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	Preliminary, subject to change.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A-1	$442,716,000	5.66	3/15/2036	3/15/2038	78433LAJ5	US78433LAJ52
A-2	$600,000,000	15.02	3/15/2045	3/15/2047	78433LAK2	US78433LAK26
A-3	$600,000,000	22.22	9/15/2050	9/15/2052	78433LAL0	US78433LAL09

*	Preliminary, subject to change.

Southern California Edison Company (“SCE”) and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SCE and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and SCE and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, SCE, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll-free at 1-888-603-5847, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or by e-mail at syndicateops2@rbc.com, or SMBC Nikko Securities America, Inc. at 1-833-240-3184.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, including the final prospectus. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the fixed recovery charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the relevant tranche of the bonds has been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE*

Semi-Annual Payment Date	Tranche A-1	Tranche A-2	Tranche A-3
9/15/2026	$27,980,211.99	$0.00	$0.00
3/15/2027	$18,349,361.94	$0.00	$0.00
9/15/2027	$18,752,956.15	$0.00	$0.00
3/15/2028	$19,165,427.43	$0.00	$0.00
9/15/2028	$19,586,971.00	$0.00	$0.00
3/15/2029	$20,017,786.43	$0.00	$0.00
9/15/2029	$20,458,077.64	$0.00	$0.00
3/15/2030	$20,908,053.06	$0.00	$0.00
9/15/2030	$21,367,925.68	$0.00	$0.00
3/15/2031	$21,837,913.22	$0.00	$0.00
9/15/2031	$22,318,238.11	$0.00	$0.00
3/15/2032	$22,809,127.76	$0.00	$0.00
9/15/2032	$23,310,814.52	$0.00	$0.00
3/15/2033	$23,823,535.89	$0.00	$0.00
9/15/2033	$24,347,534.57	$0.00	$0.00
3/15/2034	$24,883,058.58	$0.00	$0.00
9/15/2034	$25,430,361.46	$0.00	$0.00
3/15/2035	$25,989,702.26	$0.00	$0.00
9/15/2035	$26,561,345.76	$0.00	$0.00
3/15/2036	$14,817,596.55	$12,327,966.01	$0.00
9/15/2036	$0.00	$27,792,310.91	$0.00
3/15/2037	$0.00	$28,515,605.80	$0.00
9/15/2037	$0.00	$29,257,724.45	$0.00
3/15/2038	$0.00	$30,019,156.72	$0.00
9/15/2038	$0.00	$30,800,405.28	$0.00
3/15/2039	$0.00	$31,601,985.82	$0.00
9/15/2039	$0.00	$32,424,427.50	$0.00
3/15/2040	$0.00	$33,268,273.23	$0.00
9/15/2040	$0.00	$34,134,080.05	$0.00
3/15/2041	$0.00	$35,022,419.47	$0.00
9/15/2041	$0.00	$35,933,877.94	$0.00
3/15/2042	$0.00	$36,869,057.12	$0.00
9/15/2042	$0.00	$37,828,574.32	$0.00
3/15/2043	$0.00	$38,813,062.98	$0.00
9/15/2043	$0.00	$39,823,172.93	$0.00
3/15/2044	$0.00	$40,859,571.02	$0.00
9/15/2044	$0.00	$41,922,941.34	$0.00
3/15/2045	$0.00	$2,785,387.11	$40,228,598.79
9/15/2045	$0.00	$0.00	$44,204,428.36
3/15/2046	$0.00	$0.00	$45,432,869.42
9/15/2046	$0.00	$0.00	$46,695,448.86
3/15/2047	$0.00	$0.00	$47,993,115.38
9/15/2047	$0.00	$0.00	$49,326,844.07
3/15/2048	$0.00	$0.00	$50,697,637.06
9/15/2048	$0.00	$0.00	$52,106,524.39
3/15/2049	$0.00	$0.00	$53,554,564.70
9/15/2049	$0.00	$0.00	$55,042,846.06
3/15/2050	$0.00	$0.00	$56,572,486.75
9/15/2050			$58,144,636.16
Total Payments(1)	$442,716,000.00	$600,000,000.00	$600,000,000.00

*	Preliminary, subject to change.
(1)	Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE*

Semi-Annual Payment Date	Tranche A-1	Tranche A-2	Tranche A-3
Issuance Date	$442,716,000.00	$600,000,000.00	$600,000,000.00
9/15/2026	$414,735,788.01	$600,000,000.00	$600,000,000.00
3/15/2027	$396,386,426.07	$600,000,000.00	$600,000,000.00
9/15/2027	$377,633,469.92	$600,000,000.00	$600,000,000.00
3/15/2028	$358,468,042.49	$600,000,000.00	$600,000,000.00
9/15/2028	$338,881,071.49	$600,000,000.00	$600,000,000.00
3/15/2029	$318,863,285.06	$600,000,000.00	$600,000,000.00
9/15/2029	$298,405,207.42	$600,000,000.00	$600,000,000.00
3/15/2030	$277,497,154.36	$600,000,000.00	$600,000,000.00
9/15/2030	$256,129,228.68	$600,000,000.00	$600,000,000.00
3/15/2031	$234,291,315.46	$600,000,000.00	$600,000,000.00
9/15/2031	$211,973,077.35	$600,000,000.00	$600,000,000.00
3/15/2032	$189,163,949.59	$600,000,000.00	$600,000,000.00
9/15/2032	$165,853,135.07	$600,000,000.00	$600,000,000.00
3/15/2033	$142,029,599.18	$600,000,000.00	$600,000,000.00
9/15/2033	$117,682,064.61	$600,000,000.00	$600,000,000.00
3/15/2034	$92,799,006.03	$600,000,000.00	$600,000,000.00
9/15/2034	$67,368,644.57	$600,000,000.00	$600,000,000.00
3/15/2035	$41,378,942.31	$600,000,000.00	$600,000,000.00
9/15/2035	$14,817,596.55	$600,000,000.00	$600,000,000.00
3/15/2036	$0.00	$587,672,033.99	$600,000,000.00
9/15/2036	$0.00	$559,879,723.08	$600,000,000.00
3/15/2037	$0.00	$531,364,117.28	$600,000,000.00
9/15/2037	$0.00	$502,106,392.83	$600,000,000.00
3/15/2038	$0.00	$472,087,236.11	$600,000,000.00
9/15/2038	$0.00	$441,286,830.83	$600,000,000.00
3/15/2039	$0.00	$409,684,845.01	$600,000,000.00
9/15/2039	$0.00	$377,260,417.51	$600,000,000.00
3/15/2040	$0.00	$343,992,144.28	$600,000,000.00
9/15/2040	$0.00	$309,858,064.23	$600,000,000.00
3/15/2041	$0.00	$274,835,644.76	$600,000,000.00
9/15/2041	$0.00	$238,901,766.82	$600,000,000.00
3/15/2042	$0.00	$202,032,709.70	$600,000,000.00
9/15/2042	$0.00	$164,204,135.38	$600,000,000.00
3/15/2043	$0.00	$125,391,072.40	$600,000,000.00
9/15/2043	$0.00	$85,567,899.47	$600,000,000.00
3/15/2044	$0.00	$44,708,328.45	$600,000,000.00
9/15/2044	$0.00	$2,785,387.11	$600,000,000.00
3/15/2045	$0.00	$0.00	$559,771,401.21
9/15/2045	$0.00	$0.00	$515,566,972.85
3/15/2046	$0.00	$0.00	$470,134,103.43
9/15/2046	$0.00	$0.00	$423,438,654.57
3/15/2047	$0.00	$0.00	$375,445,539.19
9/15/2047	$0.00	$0.00	$326,118,695.12
3/15/2048	$0.00	$0.00	$275,421,058.06
9/15/2048	$0.00	$0.00	$223,314,533.67
3/15/2049	$0.00	$0.00	$169,759,968.97
9/15/2049	$0.00	$0.00	$114,717,122.91
3/15/2050	$0.00	$0.00	$58,144,636.16
9/15/2050	$0.00	$0.00	$0.00

*	Preliminary, subject to change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.19 Standard Deviations from Mean)		-15% (3.10 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)(1)	WAL (yrs)(1)	Change (days)(1)(2)	WAL (yrs)(1)	Change (days) (1)(2)
A-1	5.66	5.66	0	5.66	0
A-2	15.02	15.02	0	15.02	0
A-3	22.22	22.22	0	22.22	0

(1)	Preliminary, subject to change.
(2)	Number is rounded to whole days.

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the bonds and is equal to an overestimate of electricity consumption of 5% (1.19 standard deviations from mean) or 15% (3.10 standard deviations from mean), (ii) the servicer makes timely and accurate filings to true-up the fixed recovery charges annually, (iii) customer write-off rates are held constant at 2% for all FRC consumer classes, (iv) customers remit all fixed recovery charges 19 days after such charges are billed, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the bonds, (vii) a permanent loss of all customers has not occurred, and (viii) the issuance date of the bonds is December 1, 2025. There can be no assurance that the weighted average lives of the bonds will be as shown.